As filed with the Securities and Exchange Commission on July 21, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTUITIVE SURGICAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0416458
(State of Incorporation)	(I.R.S. Employer Identification No.)

950 Kifer Road
Sunnyvale, California 94086
(Address of Principal Executive Offices including Zip Code)

COMPUTER MOTION, INC. TANDEM STOCK OPTION PLAN
COMPUTER MOTION, INC. 1997 STOCK INCENTIVE PLAN

(Full Title of the Plan)

David M. Shaw	Copy to:
Vice President, Legal Affairs and	Alan C. Mendelson, Esq
Corporate Counsel	Latham & Watkins LLP
Intuitive Surgical, Inc.	135 Commonwealth Drive
950 Kifer Road	Menlo Park, California 94025
Sunnyvale, California 94086	(650) 328-4600
(408) 523-2100

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Maximum
	Amount	Maximum	Amount of	Amount of
	to be	Offering Price	Aggregate	Registration
Title of Securities to be Registered	Registered(1)	Per Share	Offering Price	Fee

Common Stock, $0.001 par value	1,500,000 (2)	$13.58 (3)	$20,370,000 (3)	$1,648

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under the Computer Motion, Inc. Tandem Stock Option Plan and 1997 Stock Incentive Plan (together, the “Plans”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)	Represents 1,500,000 shares subject to options outstanding under the Plans, which options were assumed by the registrant in connection with the acquisition of Computer Motion, Inc. by Intuitive Surgical, Inc. on June 30, 2003.

(3)	Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The price of $13.58 per share represents the weighted average exercise price for such outstanding options.

Proposed sales to take place as soon after the effective date of the registration statement as options granted under the Plans are exercised.

EXPLANATORY NOTE

     On June 30, 2003, we acquired Computer Motion, Inc. In connection with the acquisition, we assumed all of the options then outstanding under Computer Motion, Inc.’s Tandem Stock Option Plan and 1997 Stock Incentive Plan (together, the “Plans”), which options became exercisable for shares of our common stock. We have prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register shares of common stock issuable pursuant to the Plans.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     We will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. We do not need to file these documents with the Commission either as a part of the registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents which we filed with the Commission are incorporated by reference into this registration statement:

(a) Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 filed on May 30, 2003;

(b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed on May 15, 2003;

(c) Our Current Report on Form 8-K filed on March 7, 2003, Item 5 of our Current Report on Form 8-K filed on April 24, 2003 and our Current Report on Form 8-K filed on July 15, 2003;

(d) The description of Common Stock contained in our registration statement on Form 8-A (File No. 000-30713) filed with the Commission on May 26, 2000, pursuant to Section 12 of the Exchange Act, including any subsequent amendment or report filed for the purpose of amending such description; and

(e) In addition, all documents which we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Our Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of our Amended and Restated Certificate of Incorporation is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate our rights or the rights of any of our stockholders to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a directors duty of care. In addition, our Amended and Restated Certificate of Incorporation provides that we shall indemnify to the fullest extent permitted by law our directors, officers and employees and persons serving at any other enterprise as a director, officer or employee at our request against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

     In addition, we have entered into agreements with certain of our directors and officers pursuant to which we have agreed to indemnify such persons against expenses (including attorneys’ fees), judgments, fines and certain amounts paid in settlement actually and reasonably incurred by such indemnified person if such person is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such indemnified person is or was our director, officer, employee or agent, or a director, officer, employee or agent of any of our subsidiaries, due to any action or inaction on the part of the indemnified person while an officer or director, or because the indemnified person is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, so long as such indemnified person acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, if such indemnified person had no reasonable cause to believe his or her conduct was unlawful. The agreements also provide that such indemnified persons will be entitled to an advance of expenses to meet the obligations indemnified against as set forth above.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit
Number

4.1	Computer Motion, Inc. Tandem Stock Option Plan.
4.2	Computer Motion, Inc. 1997 Stock Incentive Plan.
5.1	Opinion of Latham & Watkins LLP.
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24.1	Power of Attorney (included on signature page of this registration statement).

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 21st day of July, 2003.

Intuitive Surgical, Inc.

By:	/s/ Lonnie M. Smith

Lonnie M. Smith
Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Lonnie M. Smith and Susan K. Barnes, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LONNIE M. SMITH Lonnie M. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2003

/s/ SUSAN K. BARNES Susan K. Barnes	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	July 21, 2003

Robert W. Duggan	Director	July 21, 2003

/s/ SCOTT S. HALSTED Scott S. Halsted	Director	July 21, 2003

Eric H. Halvorson	Director	July 21, 2003

/s/ RUSSELL C. HIRSCH Russell C. Hirsch, M.D., Ph.D.	Director	July 21, 2003

/s/ RICHARD J. KRAMER Richard J. Kramer	Director	July 21, 2003

James A. Lawrence	Director	July 21, 2003

/s/ ALAN J. LEVY Alan J. Levy, Ph.D.	Director	July 21, 2003

/s/ FREDERIC H. MOLL Frederic H. Moll, M.D.	Vice President, Medical Director and Director	July 21, 2003

INDEX TO EXHIBITS

Exhibit
Number

4.1	Computer Motion, Inc. Tandem Stock Option Plan.
4.2	Computer Motion, Inc. 1997 Stock Incentive Plan.
5.1	Opinion of Latham & Watkins LLP.
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24.1	Power of Attorney (included on signature page of this registration statement).